Exhibit 99.1

FOR IMMEDIATE RELEASE:

Reis Announces Appointment of Two New Directors Clarke and Vielehr Bring Valuable Information Services Expertise

NEW YORK, September 15, 2010—Reis, Inc. (NASDAQ: REIS) (“Reis” or the “Company”), a leading provider of commercial real estate market information and analytical tools, announced today the appointment of Thomas J. Clarke Jr. and Byron C. Vielehr to Reis’s Board of Directors, effective September 10, 2010.

Mr. Clarke is currently the Chief Executive Officer of Weiss Group, LLC, a leading provider of independent research which also, under its Weiss Capital Management subsidiary, manages assets for individuals and institutions.  From 1999 through 2009, he served as Chief Executive Officer of TheStreet.com, a financial media company.  Prior to that, he served as President of Thomson Financial Investor Relations, following Thomson’s acquisition of Technimetrics, Inc., at which Mr. Clarke had served in a number of positions of increasing responsibility.

Mr. Vielehr has been President, Global Risk and Analytic Solutions, for Dun & Bradstreet, Inc., since November 2009.  He joined Dun & Bradstreet in 2005, and has served as Chief Information Officer and President, Sales and Marketing Solutions during his time with the company.  Prior to joining Dun & Bradstreet, Mr. Vielehr was President and Chief Operating Officer of Northstar Systems International, Inc., and previously was Chief Technology Officer of various units of Merrill Lynch.

Lloyd Lynford, Reis’s CEO, said “My management team and I are very excited to work with Tom and Byron.  Both have had long and successful careers as industry leaders providing world-class information products to large enterprises.  At the same time, their perspective and judgment will be of great benefit to Reis as we expand our offerings to serve smaller enterprises and individual investors, and make Reis data available through redistribution agreements.”

Immediately prior to the election of Messrs. Clarke and Vielehr, Reis’s Board of Directors voted to increase the size of the Board from seven to nine directors, effective immediately.  Messrs. Clarke and Vielehr were appointed to fill the two vacancies and will serve until their respective successors are duly elected and qualified at the next annual meeting of stockholders.  Reis had delayed its 2010 annual meeting of stockholders in order to complete an exhaustive search for candidates and to permit stockholders to vote on the newly appointed directors soon after their appointment.  Reis has not yet issued a notice of meeting, but expects to hold its 2010 annual meeting of stockholders by the beginning of December 2010.  Reis currently expects to hold its 2011 annual meeting of stockholders in the more typical late May or early June timeframe.

About Reis

Reis, through its flagship product, Reis SE, provides online access to a proprietary database of commercial real estate information and analytical tools. In addition to trend and forecast analysis at metropolitan and neighborhood levels throughout the U.S., Reis offers detailed building-specific information such as rents, vacancy rates, lease terms, property sales, new construction listings and property valuation estimates. Reis SE is designed to support the decision-making of property owners, developers, builders, lenders and investors, all of whom require access to timely information on both the performance and pricing of assets, for acquisition, development and construction purposes, as well as valuation.

For more information regarding Reis's products and services, visit www.reis.com.

Press Contact:	Mark P. Cantaluppi Reis, Inc. Vice President, Chief Financial Officer (212) 921-1122

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